EXHIBIT 10.1



                               [LIGAND LETTERHEAD]


10 January 2007


John L. Higgins
820 Stanford Avenue
Menlo Park, California 94025

Dear John:

                  Ligand Pharmaceuticals Incorporated (the "Company") is pleased to offer you employment on the following terms:

                1. POSITION. Your title will be President and Chief Executive Officer and Director, and you will report to the Company's Board of Directors (the "Board"). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or your duties, in each case as determined by the Board. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Upon hire and assuming your compliance with all Company policies applicable to directors, you will be elected a director of the Company to serve until the next annual meeting and while you are serving as the Company's President and Chief Executive Officer, the Company will make all reasonable efforts to cause you to be elected by our stockholders to our Board of Directors.

                2. CASH COMPENSATION. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded against your performance of the Company, and you personally. Company performance targets and other objective or subjective criteria will be established by the Company's Board of Directors or its Compensation Committee, in consultation with you. Your target bonus will be 50% of your annual base salary, with a maximum of 75%. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company's books for that year have been closed and will be paid only if you are employed by the Company at the fiscal year end. The determinations of the Company's Compensation Committee or its Board of Directors with respect to your bonus will be final and binding.

                3. RELOCATION BENEFITS. The Company will pay you $100,000 in a lump sum upon hire to defray the costs of relocating your residence to San Diego. You agree to reimburse this amount to the Company if you voluntarily terminate your employment without good reason within one year of the start date of your employment.

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                4.      EMPLOYEE BENEFITS AND OFFICER INDEMNIFICATION. As a
regular employee of the Company, you will be eligible to participate in the standard package of Company-sponsored benefits including health insurance, 401(k), employee stock purchase plans and other benefits offered to all senior executives. The Company will purchase and pay the premiums on a term life insurance on your life with you as owner and beneficiary. In addition, you will be entitled to four weeks of paid vacation in accordance with the Company's vacation policy, as in effect from time to time. We will also provide a standard indemnification agreement for you as an executive officer, in accordance with our bylaws.

                5. RESTRICTED STOCK GRANT. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted 150,000 shares of the Company's common stock under the Company's 2002 Stock Incentive Plan, subject to a right of repurchase or "vesting" and other customary restrictions (the "Restricted Stock"). The purchase price per share will be equal to the fair market value of the Company's Common Stock at the close of business on the date of grant, and will be paid in future services rendered by you to the Company over the next two years with no out of pocket cost to you. You shall have full stockholder rights to these shares, regardless of whether they are vested, including voting rights and the right to receive any applicable dividends, splits and the like. You will vest in 50% of the Restricted Stock after 12 months of continuous service after the date of grant, and the balance will vest at the end of your second year of continuous service after the date of grant. You will be eligible for future restricted stock awards and/or option awards at the discretion of the Compensation Committee during the term of this Agreement.

                6. SEVERANCE BENEFITS. The Company will enter into a Severance Agreement with you that will include the terms of this Section 6. If the Company terminates your employment for any reason other than Cause or Permanent Disability or you terminate for Good Reason and there has not been a Change of Control in the prior 12 months, then you will be entitled to the following benefits:

                        (a) The Company will continue to pay your base salary for a period of eighteen months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures. However, your severance payments will in no event start before the earliest date permitted by
         Section 409A(a)(2)of the Internal Revenue Code. If the commencement of the severance payments must be delayed, as determined by the Company, then the deferred installments will be paid to you in a lump sum on the earliest practicable date permitted by Section 409A(a)(2). The amount of the salary continuation payments under this Subsection (a) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

                        (b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active

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         employees until the earliest of (i) the close of the eighteen-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

                        (c) accelerated vesting of any outstanding, unvested stock or options

If the Company terminates your employment for any reason other than Cause or Permanent Disability or you terminate for Good Reason, and within 12 months after a Change of Control, then you will be entitled to the following benefits:

                        (d) The Company will pay you a lump sum amount equal to two times (i) your annual base salary plus (ii) the average of your annual bonuses for your period of service. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures. However, your severance payments will in no event start before the earliest date permitted by Section 409A(a)(2)of the Internal Revenue Code. If the commencement of the severance payments must be delayed, as determined by the Company, then the deferred installments will be paid to you in a lump sum on the earliest practicable date permitted by Section 409A(a)(2). The amount of the salary continuation payments under this Subsection (d) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

                        (e) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the twenty-four month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

                        (f) accelerated vesting of any outstanding, unvested stock or options

If your severance and other benefits provided for in this Section 6 constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 6 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

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However, this Section 6 will not apply unless you (i) resign as a member of the
Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (ii) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company (iii) have returned all Company property and (iv) if requested, agree to be reasonably available as a consultant to the Company at mutually agreeable times and places, without further remuneration, during the twelve months following your termination. For purposes of this letter agreement:

                           "CAUSE" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, which causes material harm to the Company (c) your material failure to comply with the Company's written policies or rules which causes material harm to the Company, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State,
         (e) your gross negligence or willful misconduct which adversely affects the business or affairs of the Company in a material manner, including without limitation any fraud or embezzlement, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

                           "GOOD REASON" means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Chief Executive Officer or a change in your relationship such that you no longer report directly to the Board of Directors of the Company; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Ligand) without your consent or material breach by Ligand of any of its obligations hereunder after providing Ligand with written notice within seven days of such breach and an opportunity to cure;
         (iii) failure of any successor to assume this agreement; (iv) a requirement by the Company that you relocate your principal office to a facility more than 50 miles from Ligand's current headquarters; or in the case of a Change in Control, your not being offered a position as a section 16 officer of the surviving entity or acquiror that results from any Change in Control.

                           "PERMANENT DISABILITY" means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

                           "CHANGE OF CONTROL" means (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business, (iii) any reverse merger in which the Company ceases to exist as an independent corporation and becomes the subsidiary of another corporation, except where there is an insubstantial change in the DE FACTO voting control of the Company (e.g. the creation of a holding company), (iv) any hostile take-over,
         (v) the

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         acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of beneficial ownership of securities possessing more than thirty percent(30%) of the total combined voting power of the Company's outstanding securities, (vi) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of additional securities of the Company which increase the total holdings of such person (or group) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, or (vii) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, private purchases from one or more of the Company's stockholders, open market purchases or any other transaction, of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board (rounded up to the nearest whole number).

                7. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

                8. EMPLOYMENT RELATIONSHIP. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company regarding your employment. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and an officer of the Company (other than you) duly authorized by express resolution of the Board or the Compensation Committee.

                9. TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

                10. INTERPRETATION, AMENDMENT AND ENFORCEMENT. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company (other than you) duly authorized by express resolution of the Board or the Compensation Committee. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of


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this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes")will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego County, California in connection with any Dispute or any claim related to any Dispute.

                11. GOVERNING LAW. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

                                    * * * * *

                We hope that you will accept our offer to join the Company.
You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We will also need you to complete a director questionnaire prior to employment, and a routine occupational physical evaluation post-employment. Your employment is also contingent upon your starting work with the Company on or before January 21,2007.

                If you have any questions, please call me at 952-746-7802 (Minneapolis) or 858-550-7582 (Ligand).

                                Very truly yours,


                                LIGAND PHARMACEUTICALS INCORPORATED



                                By:  /s/ Henry F. Blissenbach
                                   ---------------------------------------------
                                      Henry F. Blissenbach,
                                      Chairman and Interim CEO



I have read and accept this employment offer:


 /s/ John L. Higgins
-----------------------------------------------
                Signature of Candidate

Dated: 01-11-07
        ---------------------------------------


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ATTACHMENT

Exhibit A: Proprietary Information and Inventions Agreement